Exhibit 10.11

FIRST AMENDMENT TO

DISTRIBUTION SERVICES AGREEMENT

This First Amendment to Distribution Services Agreement (this “Amendment”) is between Hyperion Therapeutics, Inc. (the “Company”) and ASD Healthcare, a division of ASD Specialty Healthcare, Inc. (“Distributor”). This Amendment is effective as of June 1, 2013 (the “Amendment Effective Date”).

RECITALS

A.	The Company and Distributor are parties to a Distribution Services Agreement dated as of February 14, 2013 (the “Agreement”);

B.	The Agreement stated that, if the Company exercises its rights to acquire commercialization rights for Buphenyl and Ammonul, the Company may elect, in its sole discretion, to include either or both Buphenyl and Ammonul as Product(s) under this Agreement by 30 days’ written notice to Distributor;

C.	The Company has exercised such right as to Buphenyl but not Ammonul; and

D.	The parties now wish to amend the Agreement to specify the Product Launch Date for Buphenyl, and for Distributor to provide certain additional services relating to Buphenyl.

AMENDMENT

NOW THEREFORE, the parties agree as follows:

1.	Defined Terms. Capitalized terms in this Amendment that are not defined in this Amendment have the meanings given to them in the Agreement. If there is any conflict between the Agreement and any provision of this Amendment, this Amendment will control.

2.	Buphenyl. As contemplated by Section 2(e)(ii) of the Agreement, Buphenyl is hereby added as a Product under the Agreement. The Product Launch Date of Buphenyl is June 1, 2013. Ammonul is not added as a Product under the Agreement.

3.	New Defined Term. The following defined terms are added to Section 1 of the Agreement:

“Data Administrator” means the data vendor or Company department that the Company designates to receive, consolidate and report data and information supplied by Distributor for Depot Product purchased through the Depot.

“Depot” means the program described in Exhibit F.

“Depot Product” means each of the following Products:

NDC#	Size	Product Name
62592-496-03	500 mg tablets	Buphenyl (sodium phenylbutyrate)
62592-188-64	.94 g/g powder	Buphenyl (sodium phenylbutyrate)

“Distribution Request” means the order format that Distributor uses to record HIPAA compliant prescription and shipment information as set forth in the data file specifications (“DFS”) for each sale and shipment of Depot Product by Distributor under Exhibit F.

4.	Depot Services. A new Section 5(l) is added to the Agreement as follows:

Depot Services. Distributor will perform the additional depot services, and the Company will pay Distributor fees for the additional depot services, as set forth in new Exhibit F to this Agreement.

5.	Exhibit A. Exhibit A to the Agreement is replaced with Revised Exhibit A to this Amendment, which now includes two additional Buphenyl product items.

6.	Exhibit F. Exhibit F, Depot Services and Fees, to this Amendment is added to the Agreement and incorporated therein.

7.	Conflicts. If the provisions of this Amendment and its Exhibits conflict with any other provisions of the Agreement, the provisions of this Amendment will control.

8.	No Other Changes. Except as otherwise provided in this Amendment, the Agreement shall remain in full force and effect as presently written and the rights, duties, liabilities and obligations of the parties thereto, as presently constituted, will continue in full effect.

This Section intentionally left blank.

Signatures on the following page.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

Hyperion Therapeutics, Inc.		ASD Healthcare, a division of ASD Specialty Healthcare, Inc.

By:	/s/ Donald J. Santel	By:	/s/ Matt Johnson
Name:	Donald J. Santel	Name:	Matt Johnson
Title:	CEO	Title:	COO

Hyperion Therapeutics, Inc.

By:	/s/ Jeffrey Farrow
Name:	Jeffrey Farrow
Title:	CFO

Attachments:

Exhibit A – Revised Description of Products and Pricing

Exhibit F – Depot Services and Fees, and its Schedule A

Revised Exhibit A

Description of Products and Pricing

Product	Size	List Price	NDC
Ravicti (glycerol phenylbutyrate)	25 ml bottle	$2,343.75	76325-100-25
Buphenyl (sodium phenylbutyrate)	500 mg tablets	2,597.91	62592-496-03
Buphenyl (sodium phenylbutyrate)	.94 g/g powder	5,195.86	62592-188-64

Exhibit F

Depot Services and Fees

1.	Depot Operation.

(a)	Overview for Specialty Pharmacy and Hospital Customers. For sales of Depot Product under the Depot to a specialty pharmacy or hospital, the parties will adhere to the following procedures:

i.	Patient presents his/her Depot Product prescription to the specialty pharmacy or hospital determines Depot Product will be prescribed and dispensed to patient.

ii.	Specialty pharmacy or hospital contacts Distributor to purchase Depot Product and submits certain required information to enable Distributor to complete a Distribution Request to permit its shipment of the Depot Product.

iii.	If specialty pharmacy or hospital purchases through another wholesaler, Distributor contacts the wholesaler for approval of the purchase.

iv.	Distributor ships Depot Product to purchasing specialty pharmacy or hospital and bills its designated wholesaler or, if the specialty pharmacy or hospital is a direct account of Distributor, the Distributor ships to specialty pharmacy or hospital itself.

v.	Distributor electronically reports each Depot Product prescription and shipment information to the Company and the Data Administrator.

(b)	Overview for Healthcare Practitioner Customers. For sales of Depot Product under the Depot to a healthcare practitioner, the parties will adhere to the following procedures:

i.	Healthcare practitioner contacts Distributor to purchase Depot Product and submits certain required information to enable Distributor to complete a Distribution Request to permit its shipment of the Depot Product.

ii.	If healthcare practitioner purchases through another wholesaler, Distributor contacts the wholesaler for approval of the purchase.

iii.	Distributor ships Depot Product to purchasing healthcare practitioner and bills healthcare practitioner’s designated wholesaler or, if it is a direct account of Distributor, the healthcare practitioner itself.

iv.	Distributor electronically reports each Depot Product prescription and shipment information to the Company and the Data Administrator.

(c)	Communication with Customers. Distributor and the Company will cooperate with each other in conveying information regarding the logistics of the Depot program to customers, Distributor’s terms of sale under the Depot, and Distributor’s policies and procedures for processing new account applications for Customers.

(d)	Distribution Operations. Distributor will perform the following additional services under the Depot:

i.	Maintain a toll free 24-hour every day phone line and a separate fax line for Customers to place orders for Depot Product and for Distributor to respond to Customer emergency calls;

ii.	Receive, complete, process and ship Depot Product in fulfillment of Distribution Requests from Customers;

iii.	Assign a unique Distribution Request ID number that meets de-identified patient requirements under HIPAA to each Depot Product shipment, and record the ID number and its corresponding DES information into Distributor’s electronic tracking and data system;

iv.	Electronically report inventory information for Depot Products in a mutually agreed upon format;

v.	Collect weekly from each Customer such data as mutually agreed upon by the parties and set forth on Schedule A and report the data to the Company on a weekly basis; and

vi.	Ship educational materials and aids, in a form approved and provided by the Company, which describe Depot Product and/or the disease states for which it is indicated as treatment and which Distributor deems appropriate for its distribution to Customers, with and/or separate from Depot Product shipments to Customers.

2.	Services and Fees.

(a)	Characterization of Services. All services related to the Depot performed by Distributor under this Exhibit F are considered services under the Agreement.

(b)	Fees. In addition to all fees otherwise payable under the Agreement, the fees for the Depot services performed by Distributor under this Exhibit will be calculated on a monthly basis, and will be equal to (i) the number of Product units sold to Customers during the month times (ii) the applicable per unit service fee:

Product Name	Size	Depot Service Fee per Unit
Buphenyl (sodium phenylbutyrate)	500 mg tablets	$45.00
Buphenyl (sodium phenylbutyrate)	.94 g/g powder	90.00

(c)	Adjustments. The per unit Depot service fees in Section 2(b) of this Exhibit are subject to adjustment as follows:

i.	If the Company increases the List Price of a Product, the applicable Depot service fee will automatically increase for that Product by the same percentage of the increase in the List Price; and

ii.	Section 5(h) (CPI Adjustment) and Section 5(i) (Cost Adjustment) of the Agreement apply to the per unit Depot service fees, except that the amount of any increase in such fees due to such an adjustment will be reduced by the amount of any increase under Section 2(c)(i) above.

(d)	Calculation and Payment. All other provisions in the Agreement that are applicable to the calculation and payment of fees are likewise applicable to the calculation of Depot service fees in the Exhibit, including but not limited to Section 5(e) (Invoicing) and Section 5(f) (Terms of Payment).

(e)	Implementation Fee. In addition to the monthly fees set forth in this Exhibit, the Company will pay Distributor a one-time implementation fee relating to the establishment of the Depot for the Depot Product in the amount of $10,000, within thirty (30) days of the Amendment Effective Date and the Company’s receipt of invoice.

(f)	Additional Expenses. If the Company requests Distributor to ship educational materials and aids under Section 1(d)(vi) of this Exhibit, Distributor will advise the Company if the requested shipments would cause Distributor to incur a material amount of additional delivery costs, and the Company may then either decline to proceed or accept and pay Distributor for all such additional costs.

3.	Data Reporting and Confidentiality. Notwithstanding any other provision of the Agreement or this Exhibit, Distributor will not disclose any “protected health information” or “PHI” (as such terms are defined in HIPAA) to the Company under this Exhibit. Each party will maintain, to the extent required by applicable law, the confidentiality of all information and records. Notwithstanding the foregoing, if Distributor inadvertently discloses PHI to the Company, the Company will notify Distributor promptly of the disclosure and use commercially reasonable safeguards to protect the confidentiality of the PHI and will promptly return or destroy the PHI at Distributor’s request.

Schedule A to Exhibit F

This Schedule outlines the specifications that Distributor, the Company and the Data Administrator will use as requirements for facilitating electronic data management and reporting by Distributor, including business rules, file naming conventions, delivery parameters, and data element definitions per file reported.

Order CreateDate

Original OrderId

ItemId

NDC

Patient YOB

Payor

MDFirstName

MDLastName

MDDEA

MDNPI

MDAddress1

MDAddress2

MDCity

MDState

MDZip

MDOfficePhone

MDFax

Product Description

RxQuantity

Shipment ID

Shipment Status

Ship To DEA

Ship to BP

Ship Name

Ship Address1

SHIP Address2

Ship City

Ship State

Ship Zip